Exhibit 10.25

Hexion Specialty Chemicals, Inc.

2009 INCENTIVE COMPENSATION PLAN

Purpose of the Plan

The purpose of the Plan is to reward associates for profitably growing the business and controlling cost. The Plan is designed to link rewards with critical financial metrics for the purposes of promoting actions which are the most beneficial to the company’s short-term and long-term value creation.

Plan Year

1 January 2009 – 31 December 2009

Eligibility

Participation is based on each individual associate’s scope of responsibility and contribution within the organization, as well as the market median targets for the country where they are employed.

Associates must be employed in an incentive eligible position for at least three consecutive full months during the Plan year and must be actively employed by Hexion Specialty Chemicals, Inc. or a subsidiary company on 1 January 2010.

Eligible compensation for incentive calculation is based on the participant’s base rate of pay as of 1 January 2009. The participant’s incentive calculation will be prorated if a change in salary or incentive target occurs during the plan year.

Plan Performance Measures

EBITDA: Earnings Before Interest, Taxes, Depreciation and Amortization and excluding restructuring (as approved by the Board), gains/losses from the sale of businesses and integration expenses (same as ‘Segment’ EBITDA)

The achievement of EBITDA growth is the critical measure on which the investment community and future shareholders will evaluate Hexion’s performance in 2009. As a result, the participants should be focused and incentivized to manage the business to achieve growth in EBITDA.

50% of the participant’s incentive target will be based on the achievement of the EBITDA targets.

EBITDA will be measured for Global Hexion and also at each Division and specified Business Unit.

EHS: Measures the Occupational Incidents Injury Rate (OIIR)

10% of the participant’s incentive target will be based on the achievement of the EHS Goals.

The applicable EHS goals must be achieved at 100% or better in order to be eligible for an incentive award. EHS will be measured only at Global Hexion, Divisional and Business Unit levels.

Payment of the EHS measure is contingent upon the EBITDA results of the participant’s primary area of responsibility (Global Hexion, Divisional or Business Unit) meeting the minimum financial payout threshold.

Cash Flow: Represents the amount of cash generated by business operations.

40% of the participant’s incentive target will be based on the achievement of Cash Flow targets.

Cash Flow will be separately calculated from EBITDA for payout. Even if EBITDA target is not achieved, it is still possible to meet or exceed Cash Flow targets for partial payout.

Cash Flow will be measured for Global Hexion and also at the Divisional level at the plan year end.

Target Incentive

Each eligible participant will have a target incentive opportunity expressed as a percent of their base salary. Targets are determined by the associate’s pay Band, country of employment and by the scope and contributions within the organization.

If the maximum EBITDA and Cash Flow performance targets are attained and the EHS performance is at 100%, this Plan can generate a maximum of 175% of the Target Incentive Award.

Plan Structure

The structure of each participant’s incentive is determined by the individual’s role in the organization and whether they report at a business unit level, a divisional level or at the corporate level.

	Global Hexion EBITDA	Division EBITDA	Business Unit EBITDA	EHS Goals	Cash Flow (Funds Independently)
Hexion Corporate Level	50% (Funds EHS Goals)			10% Global Measure	40% Global Measure
Division Level	10%	40% (Funds EHS Goals)		10% Division Measure	40% Division Measure
Business Unit Level		10%	40% (Funds EHS Goals)	10% Division Measure	40% Division Measure

Calculation of Incentive Payments

The EBITDA and Cash Flow measures will have the following relationship towards incentive award payout at Global Hexion level:

2009 Plan	Minimum	Lower Midpoint	Target	Upper Midpoint	Maximum
Financial performance as % of Target	94.7%	97.4%	100%	105.3%	110.5%
Incentive Payout %	50%	75%	100%	138%	175%

For actual performance between the points above, a straight line calculation will be made, rounded to the nearest 1/10th percent. There is no additional payment made for performance above the maximum. The final financial award will be determined when the 2009 audited financial performance results are available.

Basis for Award Payouts

Financial Results: Bonus payments will be based on audited and approved financial results. No bonus payment will be made until formal results have been approved by Hexion’s corporate officers.

Payment against the achievement of the financial measures will be as follows:

a.	Payment of any financial element is contingent on its own merit.

b.	If there is more than one financial measure, payment against each of the measures will be independent of each other.

For example, if measure 1: “Business Unit” is met it will pay out regardless of whether measure 2: “Division” is met.

c.	Payment on achievement of EHS measure is contingent upon meeting the EBITDA financial measure for the participant’s direct reporting relationship.

Limitations: All incentive payments must be self-funded from profits generated at the corporate, divisional, or business unit level. The Compensation Committee of the Board of Directors may elect to modify the annual EBITDA targets based on acquisitions or divestitures that may occur during the calendar year. Hexion Specialty Chemicals has the right to amend or terminate this plan at any time.

Employment: Participants must be actively employed by Hexion Specialty Chemicals, Inc. or a subsidiary company on 1 January, 2010 and must have been in an incentive eligible position for at least three full consecutive months during the financial year.

Performance Related Issues: Awards to participants who are subject to a disciplinary review of performance, or are on a performance improvement plan, need to be reviewed with the HR Divisional/Functional Leader to determine if the associate is eligible for a partial award.

Incentive Payments: Payments are subject to applicable taxes and garnishment/wage orders, and if the associate participates in the Hexion Specialty Chemical US retirement plans, all incentive payments are subject to deferral and to plan provisions.

Pro-ration: A participant’s incentive payment will be prorated for any of the following conditions:

a.	Base Salary and Incentive Group: Awards are normally calculated on the participant’s base salary as of 1 January of the Plan year.

b.	New Hires: Awards to participants who commenced employment during the Plan year will be pro-rated on the basis of full month’s service during the Plan year. Employees who commence employment on or before the 15th of any month will be considered to have a full month’s service for that month but must be employed on or before October 1, 2009 to be eligible to receive any payout

c.

Re-hires: Awards to participants who terminated during the Plan year and are subsequently rehired during the Plan year will be eligible to receive incentive provided they have worked at least three full consecutive months in the Plan year in an incentive eligible role. Any incentive payments will be prorated based on: 1 – their rate of pay during the full months they were employed prior to termination, and 2 – their rate of pay at the end of the Plan year for each full month of active employment after their date of rehire. If the participant was not in an incentive eligible role at termination, no credit will be given for incentive payout for that period.

d.

Salary/Incentive Target Changes: Awards to participants whose base rate of pay and/or incentive group changes after January 1st of the Plan year will be pro-rated on the basis of full month’s service at each job level during the year. (Job changes on or before the 15th of any month will be considered as in respect of the full month. Changes that take effect after the 15th of the month will be counted as effective the 1st of the next month for incentive calculation purposes.)

e.	Transfers: Awards to participants transferring between Divisions/Business Units/Sites during the Plan year will be pro-rated on the basis of full month’s service in each Division/Business Unit/Site during the year. Business performance against each applicable measure will be based on the full year performance. The award will be funded based on the direct reporting relationship of the associate. (Transfers on or before the 15th of any month will be considered as in respect of the full month. Transfers that take effect after the 15th of the month will be counted as effective the 1st of the next month for incentive calculation purposes.)

f.	Leaves of Absence/Disability: Approved leaves of absence for 12 weeks or less in the Plan year will not be excluded from the incentive payment, i.e. the associate will be eligible to receive the full incentive payment. If an associate is absent or on a leave that exceeds 12 cumulative weeks, then any time not worked beyond the 12 weeks will be excluded for the Plan year and the associate will receive a prorated incentive.

Timing of Payments: Typically, financial results are announced in March following the end of the Plan year and any earned incentive payments are made in April. In no event shall payments be made prior to the final audited year end financials results of Hexion Specialty Chemicals, Inc. being formally announced and the subsequent Incentive Compensation Plan payout approval by the Compensation Committee of the Board of Directors. No leader within the organization is to make prospective statements regarding the payment of Incentive Compensation until the Compensation Committee has given approval.

The Hexion Incentive Compensation Plan remains at the total discretion of the Company. Hexion retains the right to amend or adapt the design and rules of the plan. Local legislation will prevail where necessary.

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